 Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
3807 West Chester Pike
Newtown Square, PA 19073

For further information contact:	For release: Immediately
Jeffrey Shields (media) 215-977-6056
Peter Gvazdauskas (investors) 215-977-6322

SUNOCO LOGISTICS ANNOUNCES
RECORD RESULTS AND DISTRIBUTABLE CASH FLOW FOR FULL YEAR 2016

NEWTOWN SQUARE, PA - February 22, 2017 - Sunoco Logistics Partners L.P. (NYSE: SXL) (the "Partnership") today announced net income attributable to partners for the year ended December 31, 2016 of $705 million ($0.98 per limited partner unit, diluted), compared to $393 million ($0.42 per limited partner unit, diluted) for the prior year period. Adjusted EBITDA for the twelve months ended December 31, 2016 was $1.23 billion, compared to $1.15 billion for the prior year period. Net income attributable to partners for the three months ended December 31, 2016 was $204 million ($0.29 per limited partner unit, diluted), compared to $25 million (a loss of $0.21 per limited partner unit, diluted) for the prior year period. Adjusted EBITDA was $327 million for the three months ended December 31, 2016, compared to $317 million for the prior year period.

Recent highlights include:

•	Distributable Cash Flow of $943 million for the year ended December 31, 2016

•	Forty-seventh successive quarter over quarter distribution increase to $0.52 ($2.08 annualized) for the fourth quarter 2016

•	Completed the $760 million acquisition from Vitol of a Permian Basin crude oil system and remaining interest in SunVit

•	Established a $1.0 billion 364-day credit facility in December 2016 to continue to support our expansion capital program

•	Completed the Permian Express Partners joint venture with ExxonMobil in February 2017

•	Completed debt financing and equity interest sale in connection with the Bakken pipeline in February 2017, resulting in over $1.1 billion of proceeds

"We are pleased to report record EBITDA and Distributable Cash Flow," said Michael J. Hennigan, President and Chief Executive Officer. "Continuing to grow ratable, fee-based earnings in the most challenging market conditions is a testament to our team's commitment to delivering on results through strategic organic expansion. While market challenges still remain, we are bullish on the long-term prospects for increased United States production to accommodate ever increasing global demand. In particular, we have strategically developed expansive platforms in the Permian Basin and in the Marcellus/Utica Shale which we believe will be the highest growth areas."
On the Permian Basin, Hennigan added, "Recent industry forecasts suggest substantial crude oil production growth in 2017. To date, we have developed 11 major crude projects and are poised to expand by way of Permian Express 3 to address additional takeaway capacity when the market needs it. We are excited about the prospects of two recently executed Permian strategic initiatives. Our acquisition of the Vitol Midland platform is an outstanding complement to our existing pipeline network, and we are actively working on expansion projects to bring additional production to our Midland terminal. In addition, our strategic Partnership with ExxonMobil through the Permian Express Partners joint venture has been formed, and we look forward to working on great projects together."
On the Marcellus/Utica Shale, Hennigan commented, "We are very pleased to report that construction has begun on our Mariner East 2 project throughout Pennsylvania in accordance with permits received. We believe that a pipeline system from the Marcellus and Utica Shales to our Marcus Hook facility will be the safest and most environmentally responsible, as well as most economically effective, mode of transportation, compared to the alternatives, to bring natural gas liquids to market. This project will bring feedstocks to Southeastern Pennsylvania and provide an opportunity for a manufacturing re-birth in the area utilizing local production. We are proud to be executing on the largest investment to date in the Commonwealth of Pennsylvania, providing a great mechanism to move Pennsylvania natural resources to the local, regional and international markets."

In November 2016, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with Energy Transfer Partners, L.P. ("ETP") and certain affiliate entities. Under the terms of the Merger Agreement, a wholly-owned subsidiary of the Partnership will merge with ETP (the "Merger"), with ETP continuing as the surviving entity and a wholly-owned subsidiary of SXL. Concurrently with the Merger, Sunoco Partners LLC, the general partner of SXL ("SXL GP"), will merge with Energy Transfer Partners GP, L.P., the general partner of ETP ("ETP GP"), with ETP GP continuing as the surviving entity and becoming the general partner of SXL. Upon closing, all SXL units, 67.1 million common and 9.4 million Class B, currently held by ETP will be retired. The existing incentive distribution right ("IDR") provisions in the SXL Partnership Agreement will continue to be in effect, and ETE will own the IDRs of SXL following the closing of the Merger. As part of this transaction, ETE has agreed to continue to provide all the IDR subsidies that are currently in effect for both SXL and ETP. Also effective at the time of the Merger, each common unit representing a limited partner interest in ETP issued and outstanding, or deemed issued and outstanding, will be converted into the right to receive 1.50 common units representing limited partner interests in SXL. Certain other classes of ETP units issued and outstanding, or deemed issued and outstanding, prior to the effective time of the Merger will also be converted into the right to receive a corresponding unit in SXL with the same rights, preferences, privileges, powers, duties and obligations as such existing ETP unit had immediately prior to the Merger.
On the announced merger, Hennigan said, "The merger announced in the fourth quarter, combining Sunoco Logistics' and Energy Transfer's assets would create a powerful platform from which we can collectively provide unparalleled service offerings to the market, as well as additional stability and growth for investors. A one team/one company approach should provide better clarity to the market and allow us to create more powerful synergies."

DETAILS OF FOURTH QUARTER RESULTS
Net Income
Net income attributable to Sunoco Logistics Partners L.P. ("net income attributable to SXL") was $204 and $25 million for the three months ended December 31, 2016 and 2015, respectively. The increase was largely attributable to $186 million of positive non-cash gains related to inventory adjustments resulting from changes in commodity prices and a gain on the acquisition of the remaining interest in SunVit. Also contributing to the increase was improved operating results from our Crude Oil segment which included results attributable to the acquisition from Vitol. These positive factors were partially offset by lower operating results from our Natural Gas Liquids segment, driven largely by acquisition and marketing activities and higher depreciation and amortization expense related to expansion capital projects placed into service in 2015 and 2016.

Adjusted EBITDA

	Three Months Ended December 31,
	2016	2015	Variance
	(in millions)
Crude Oil	$184	$154	$30
Natural Gas Liquids	88	110	(22)
Refined Products	55	53	2
Adjusted earnings before interest, taxes, depreciation and amortization expense ("Adjusted EBITDA") (1)	$327	$317	$10

(1)
For a detailed definition of the components included within Adjusted EBITDA, see the Non-GAAP Financial Measures table for a reconciliation to the applicable generally accepted accounting principles ("GAAP") metric.

Crude Oil
Adjusted EBITDA for the Crude Oil segment increased $30 million to $184 million for the three months ended December 31, 2016, as compared to $154 million for the prior year period. The increase was largely attributable to improved results from our crude oil pipelines which benefited from the Delaware Basin Extension and Permian Longview and Louisiana Extension pipelines that commenced operations in the third quarter 2016. Also contributing to the increase were higher contributions from our crude oil terminals, and increased earnings attributable to the acquisition from Vitol and our crude oil joint venture interests. These positive factors were partially offset by lower operating results from our crude oil acquisition and marketing activities, which includes transportation and storage fees related to our crude oil pipelines and terminal facilities, resulting from lower crude oil differentials compared to the prior year period.
Natural Gas Liquids
Adjusted EBITDA for the Natural Gas Liquids segment decreased $22 million to $88 million for the three months ended December 31, 2016, as compared to $110 million for the prior year period. The decrease was largely attributable to lower operating results from our NGLs acquisition and marketing activities driven by decreased volumes and margins. These factors were partially offset by increased volumes and fees from our Mariner NGLs projects, which includes our NGLs pipelines and Marcus Hook and Nederland facilities.
Refined Products
Adjusted EBITDA for the Refined Products segment increased $2 million to $55 million for the three months ended December 31, 2016, as compared to $53 million for the prior year period. The increase was primarily attributable to improved operating results from our refined products pipelines which benefited from higher volumes on our Allegheny Access pipeline.

FINANCING UPDATE
Net interest expense was $39 million for the three months ended December 31, 2016, compared to $37 million for the prior year period. The $2 million increase was due primarily to senior notes issuances in July 2016 and November 2015 and higher borrowings under our credit facilities to finance our expansion capital program. These increases were largely offset by higher capitalized interest in connection with our expansion capital projects.
In December 2016, we entered into an agreement for a 364-day maturity credit facility ("364-Day Credit Facility") with a total lending limit of $1.0 billion, including a $630 million term loan. The terms of the 364-Day Credit Facility are similar to those under our $2.50 billion credit facility, including limitations on the creation of indebtedness, liens and financial covenants on our ratio of debt to Adjusted EBITDA. The 364-Day Credit Facility will be used to fund the Partnership's working capital requirements and for general partnership purposes. The facility bears interest at LIBOR or the Base Rate (as defined in the facility), each plus an applicable margin. The credit facility may be repaid at any time, and is expected to be terminated and repaid in connection with the Merger.
As a result of the 364-Day Credit Facility, our total borrowing capacity under our facilities was increased to $3.5 billion, and can be extended to $4.25 billion under certain conditions.
In August 2016, ETP, Sunoco Logistics and Phillips 66 established a $2.5 billion project-level credit facility to provide substantially all of the remaining capital necessary to complete the project. The facility was limited to $1.1 billion in borrowings until certain closing conditions were met, which occurred in February 2017. The joint partners agreed to provide the Bakken entities with a short-term loan until the full capacity of the $2.5 billion credit facility was available. The loan was made by the partners in proportion to their respective ownership interests. The note receivable due to the Partnership amounted to $301 million at December 31, 2016, and was repaid in February 2017.
In February 2017, ETP and Sunoco Logistics completed the sale of a 36.75 percent interest in the Bakken Pipeline project for $2 billion in cash to MarEn Bakken Company LLC, an entity jointly owned by Enbridge Energy Partners, L.P. and MPLX LP. Sunoco Logistics received $800 million for its interest, and proceeds from the sale were used to pay down debt and will be used to help fund our expansion capital program. As a result of the sale, our interest in the Bakken Pipeline project is 15.3 percent.

CAPITAL EXPENDITURES

	Twelve Months Ended December 31,
	2016	2015
	(in millions)
Expansion	$1,849	$2,625
Maintenance	63	84
Acquisitions	796	131
Total	$2,708	$2,840
Our expansion capital spending for the year ended December 31, 2016 included spending to: invest in the previously announced Mariner East NGLs projects; invest in our crude oil infrastructure by increasing our pipeline capabilities through announced expansion capital and joint projects; expand the service capabilities of our acquisition and marketing activities; and upgrade the service capabilities at our bulk marine terminals. Our capital expenditures are generally funded from cash provided by operations, borrowings under our credit facility, and with proceeds from debt and equity offerings, as necessary.
In November 2016, we acquired an integrated crude oil business in West Texas from Vitol for $760 million plus working capital. The acquisition provides us with an approximately 2 million barrel crude oil terminal in Midland, Texas, a crude oil gathering and mainline pipeline system in the Midland Basin, including a significant acreage dedication from an investment-grade Permian producer, and crude oil inventories related to Vitol's crude oil purchasing and marketing business in West Texas. The acquisition also included the purchase of a 50 percent interest in the SunVit Pipeline LLC ("SunVit"), which increased the Partnership's overall ownership of SunVit to 100 percent. SunVit connects the Midland terminal to the Partnership's Permian Express 2 pipeline, a key takeaway to bring Permian crude oil to multiple markets. Acquisitions in 2016 also included the purchase of an additional ownership interest in Explorer Pipeline Company. Acquisitions in 2015 consisted of the acquisition of the remaining ownership interests in the West Texas Gulf Pipe Line Company.
In connection with the Vitol acquisition, our general partner executed an amendment to the Partnership's Third Amended and Restated Agreement of Limited Partnership in September 2016, which provides for a reduction to the incentive distributions the general partner receives from us. The reductions will total $60 million over a two-year period, recognized ratably over eight quarters, beginning with the third quarter 2016 cash distribution.
INVESTOR CALL
We will host a conference call regarding fourth quarter results on Wednesday, February 22, 2017 at 5:00 pm ET (4:00 pm CT). Those wishing to listen can access the call by dialing (USA toll free) 1-888-324-8114; International (USA toll) 1-517-308-9278 and request "Sunoco Logistics Partners Earnings Call, Conference Code: Sunoco Logistics." This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately one hour following the completion of the call. To access the replay, dial 1-888-482-2236. International callers should dial 1-402-998-1364.

ABOUT SUNOCO LOGISTICS
Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Newtown Square, Pennsylvania, is a publicly traded Delaware limited partnership that owns and operates a logistics business, consisting of a geographically diverse portfolio of complementary pipeline, terminalling, and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, NGLs and refined products. SXL's general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. web site at www.sunocologistics.com.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil, NGLs and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership's Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on February 26, 2016, and in the Partnership's subsequent SEC filings. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Three Months Ended December 31,
	2016	2015	Variance
	(in millions, except per unit amounts)
Income Statement:
Sales and other operating revenue	$2,917	$2,305	$612

Cost of products sold	2,569	1,949	620
Operating expenses	25	44	(19)
Selling, general and administrative expenses	29	27	2
Depreciation and amortization expense	119	104	15
Impairment charge and related matters	(27)	118	(145)
Total Costs and Expenses	2,715	2,242	473
Operating Income	202	63	139
Interest cost and debt expense, net	(70)	(59)	(11)
Capitalized interest	31	22	9
Gain on acquisition of affiliate	41	—	41
Other income	10	3	7
Income Before Provision for Income Taxes	214	29	185
Provision for income taxes	(8)	(3)	(5)
Net Income	206	26	180
Less: Net Income attributable to noncontrolling interests	(1)	(1)	—
Less: Net Income attributable to redeemable noncontrolling interests	(1)	—	(1)
Net Income Attributable to Partners	$204	$25	$179

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$204	$25	$179
Less: General Partner's interest	(104)	(83)	(21)
Limited Partners' interest in Net Income	$100	$(58)	$158

Net Income (Loss) attributable to Partners per Limited Partner unit:
Basic	$0.29	$(0.21)

Diluted	$0.29	$(0.21)

Weighted Average Limited Partners' units outstanding:
Basic	331.5	270.4

Diluted	332.6	270.4

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Twelve Months Ended December 31,
	2016	2015	Variance
	(in millions, except per unit amounts)
Income Statement:
Sales and other operating revenue	$9,151	$10,486	$(1,335)

Cost of products sold	7,828	9,145	(1,317)
Operating expenses	122	164	(42)
Selling, general and administrative expenses	110	103	7
Depreciation and amortization expense	446	382	64
Impairment charge and related matters	(170)	162	(332)
Total costs and expenses	8,336	9,956	(1,620)
Operating Income	815	530	285
Interest cost and debt expense, net	(268)	(210)	(58)
Capitalized interest	111	76	35
Gain on acquisition of affiliate	41	—	41
Other income	37	22	15
Income Before Provision for Income Taxes	736	418	318
Provision for income taxes	(27)	(21)	(6)
Net Income	709	397	312
Less: Net Income attributable to noncontrolling interests	(3)	(3)	—
Less: Net Income attributable to redeemable noncontrolling interests	(1)	(1)	—
Net Income attributable to Partners	$705	$393	$312

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$705	$393	$312
Less: General Partner's interest	(393)	(288)	(105)
Limited Partners' interest in Net Income	$312	$105	$207

Net Income attributable to Partners per Limited Partner unit:
Basic	$0.98	$0.42

Diluted	$0.98	$0.42

Weighted Average Limited Partners' units outstanding:
Basic	304.5	250.9

Diluted	305.4	251.7

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	December 31, 2016	December 31, 2015
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$41	$37

Revolving credit facilities (1)	$1,922	$562
Senior notes	5,350	4,975
Unamortized fair value adjustments (2)	84	93
Unamortized bond discount and debt issuance costs	(43)	(39)
Total Debt	$7,313	$5,591

Sunoco Logistics Partners L.P. equity	$8,660	$7,521
Noncontrolling interests	33	34
Total Equity	$8,693	$7,555

(1)	Amount at December 31, 2016 includes $50 million of commercial paper and the $630 million term loan outstanding under the 364-Day Credit Facility.

(2)	Represents fair value adjustments on our senior notes resulting from the application of push-down accounting in connection with the acquisition of our general partner by ETP on October 5, 2012.

Sunoco Logistics Partners L.P.
Financial and Operating Statistics
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(in millions)
Sales and other operating revenue
Crude Oil	$2,381	$1,797	$7,496	$8,956
Natural Gas Liquids	298	332	875	1,165
Refined Products	238	176	780	365
Total sales and other operating revenue	$2,917	$2,305	$9,151	$10,486

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(in millions)
Adjusted EBITDA
Crude Oil	$184	$154	$687	$656
Natural Gas Liquids	88	110	317	333
Refined Products	55	53	229	164
Total Adjusted EBITDA	$327	$317	$1,233	$1,153

Sunoco Logistics Partners L.P.
Financial and Operating Statistics Notes
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Operating Highlights

Crude Oil: (1)
Pipeline throughput (thousands of barrels per day ("bpd")) (2) (3)	2,552	2,203	2,423	2,225
Terminal throughput (thousands of bpd) (3)	1,633	1,570	1,552	1,401
Gross profit (millions of dollars) (4)	$192	$168	$723	$706

Natural Gas Liquids:
Pipeline throughput (thousands of bpd)	307	266	277	209
Terminal throughput (thousands of bpd)	253	213	235	184
Gross profit (millions of dollars) (4)	$96	$98	$330	$348

Refined Products: (1)
Pipeline throughput (thousands of bpd) (2)	676	594	599	518
Terminal throughput (thousands of bpd)	565	584	557	534
Gross profit (millions of dollars) (4)	$35	$46	$148	$123

(1)	Excludes amounts attributable to equity interests which are not consolidated.

(2)	Prior period amounts have been restated to conform to current presentation.

(3)	Throughputs related to the acquisition from Vitol have been included from the acquisition date.

(4)	Represents total segment sales and other operating revenue, less cost of products sold and operating expenses.

Sunoco Logistics Partners L.P.
Non-GAAP Financial Measures
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(in millions)
Net Income	$206	$26	$709	$397
Interest expense, net	39	37	157	134
Depreciation and amortization expense	119	104	446	382
Provision for income taxes	8	3	27	21
Non-cash compensation expense	7	5	23	17
Unrealized (gains) losses on commodity risk management activities	6	13	39	4
Amortization of excess investment in joint venture interests	—	—	2	2
Proportionate share of unconsolidated affiliates’ interest, depreciation and provision for income taxes	10	11	41	34
Non-cash inventory adjustments	(27)	118	(170)	162
Gain on acquisition of affiliate	(41)	—	(41)	—
Adjusted EBITDA (1)	327	317	1,233	1,153
Interest expense, net	(39)	(37)	(157)	(134)
Provision for current income taxes	(9)	7	(26)	(15)
Amortization of fair value adjustments on long-term debt	(1)	(3)	(9)	(13)
Proportionate share of unconsolidated affiliates' interest, provision for current income taxes and maintenance capital expenditures (2)	(9)	(10)	(39)	(40)
Maintenance capital expenditures	(23)	(35)	(63)	(84)
Distributable cash flow attributable to noncontrolling interests	(1)	(2)	(3)	(4)
Contributions attributable to acquisition from affiliate	2	3	7	11
Distributable Cash Flow (1) (2)	$247	$240	$943	$874

(1)
Our management believes that Adjusted EBITDA and distributable cash flow information enhances an investor's understanding of a business's performance, which is a factor in evaluating its ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States GAAP and may not be comparable to other similarly titled measures of other businesses.

(2)
During the first quarter 2016, we changed our definition of distributable cash flow to conform to the presentation utilized by our general partner. The change did not have a material impact on our distributable cash flow. Prior period amounts have been recast to conform to current presentation.